Exhibit 10 (C)



                                   May 1, 1998



Board of Directors
Arvin Industries, Inc.
One Noblitt Plaza
Columbus, Indiana  47201

Gentlemen:

This letter will serve to set forth the agreement under which I shall continue to be employed by Arvin Industries, Inc. (the "Company").

1. The Company shall employ me on a full-time basis, during an initial term commencing May 1, 1998 to and including April 30, 2001, provided, however, that said initial term shall be automatically extended for one additional year on May 1 of each year commencing May 1, 1999, unless either party hereto gives written notice of termination of such automatic extension at least three (3) months prior to May 1, 1999, or as the case may be, any subsequent May 1, in which event this Agreement shall terminate at the end of the three-year term in effect at the time such notice is given, subject, however to such earlier termination of this agreement as may occur pursuant to paragraphs 4 and 5 hereof. Said initial term and automatic extensions thereof are hereinafter referred to as the "employment period". During the employment period, I shall serve as President and Chief Executive officer of the Company or such other executive position(s) appropriate to my training, qualifications and experience, as the Board of Directors shall from time to time determine, and I shall devote my full time and attention during usual business hours exclusively to the business of the Company except during usual vacation periods. All services to be performed by me hereunder shall be in Columbus, Indiana. It is also our understanding that the Board of Directors will use its best efforts to insure that I shall be a member of the Board of Directors during the employment period.



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Letter to Board of Directors
May 1, 1998
Page 2


2. During the employment period, the Company shall pay to me compensation, notwithstanding the particular executive position held by me, consisting of an annual salary of at least $600,000.00 plus such additional compensation, in the form of bonus payments or otherwise, as may be determined from time to time by the Board of Directors. Any increases in annual salary approved by the Board of Directors shall be added to the minimum annual salary provided for herein. In the event this agreement is terminated as described in Section Number 1 of this letter, bonus payments as well as base salary would continue for the duration of the agreement. Bonus payments would be the average annual bonus paid over the three years prior to the year in which the agreement was terminated. In addition, I would have the option of taking the total severance benefit, base salary and bonus, as a lump sum. If the lump sum option is chosen, all company benefits will end upon payment of said lump sum. If the salary and bonus payments continue over the remaining term of the agreement, all employee benefits continue, including existing stock options, as if I were an active employee.

3. During the employment period, the Company shall reimburse me for all expenses necessarily and reasonably incurred by me in connection with the business of the Company. I shall be eligible to participate in any profit sharing plan, incentive or bonus plan, deferred compensation plan, annuity plan, pension plan or other retirement plan, group life insurance or other insurance plan, medical expense plan, stock option plan and any other benefit plan maintained and offered by the Company to its executives.

4. In the event that during the employment period I am unable for a continuous period of three months (or for such longer period, not to exceed one year, as the Board of Directors in its sole discretion shall determine) to perform my assigned duties for the Company because of serious illness or other incapacity, then this Agreement shall terminate and thereafter, I shall be entitled to the benefits of the Company's then existing disability program.

5. In the event of my death, voluntary retirement or upon termination of the employment period, whichever shall first occur, this Agreement shall terminate. Other than as provided in paragraphs 4 and 5 hereof, this Agreement is not terminable by either of the parties hereto.


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Letter to Board of Directors
May 1, 1998
Page 3


6. I shall not at any time during the employment period acquire a financial interest in or participate in the operation or management of business which is competitive with any activity of the Company or any of its subsidiaries. Nothing contained herein, however, shall prohibit me from purchasing for investment stock or other securities of any corporation whose securities are listed upon any recognized securities exchange or traded on the over-the-counter market or from making any investment in a non-competing business or from becoming a director of any corporation conducting a non-competing business.

7. In the event the Company shall at any time be merged or consolidated into any other corporation, or if substantially all of the assets of the Company are transferred to another Corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the successor corporation. This provision shall also apply in the event of any subsequent merger, consolidation or transfer of assets.

8. My rights and benefits hereunder shall not be subject to voluntary or involuntary assignment or transfer.

If this Agreement is acceptable, please sign where indicated and return an executed counterpart to me.
                                                     Sincerely,

                                                     ---------------------------
                                                     V. William Hunt
                                                     President and CEO
Agreed to and accepted for Arvin industries, Inc.


By:      ______________________________
         Byron O. Pond
         Chairman of the Board

By:      ______________________________
         Dr. Steven C. Beering
         Human Resources Committee
         Arvin Board of Directors

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